July 30, 1997
J.P. Morgan and American Century to form business partnership

     American Century Companies and J.P. Morgan & Co.
Incorporated announced today that they have agreed to form a business partnership to pursue growth opportunities in asset management and personal financial services. As part of the agreement, upon closing, J.P. Morgan will purchase a 45% economic interest in American Century for approximately $900 million.
     The first joint initiative of the two firms will be marketing defined contribution pension plans to corporate plan sponsors, offering a highly competitive array of mutual funds from American Century and J.P. Morgan. The firms also plan to pursue other opportunities to extend their reach in the fast-growing market for personal financial services, focusing on affluent individuals.
     American Century's premier mutual fund capabilities in aggressive growth equity investment, consumer marketing, record-keeping, and shareholder communications complement J.P. Morgan's leadership in providing sophisticated portfolio management to institutions, governments, and private clients worldwide.
     J.P. Morgan Chairman Douglas A. Warner III said, "Our business partnership with American Century will accelerate the growth of our asset management business, a key goal for Morgan, by adding critical service and product expertise, distribution, and technology. And it gives J.P. Morgan an opportunity to participate in the growth and promise of a very successful mutual fund firm."
     American Century Chief Executive Officer James E.
Stowers III said, "We are proud to welcome J.P. Morgan as a strategic partner and stakeholder in American Century. We believe this partnership is in the best interests of our fund shareholders, our employees, and the owners of the firm. At American Century, we have always placed our fund shareholders' interests first and foremost. Through this partnership, we will be able to draw on the worldwide resources of J.P. Morgan to deliver more investment choices, services, and greater overall value to fund shareholders."
     The business partnership brings together a leading global financial services firm and a leading U.S. mutual fund manager. American Century, the fourth largest no-load U.S. mutual fund company selling directly to individuals, manages $60 billion of assets in about 70 mutual funds. Morgan manages $234 billion of assets, approximately 10% of which are mutual funds.
     Through this agreement, J.P. Morgan will gain access to retail mutual fund distribution capabilities, products, and technology, which complement its core institutional investment strengths. American Century will gain diversification of its fund offerings and access to large institutional clients for defined contribution plans. Both firms benefit from compatible cultures and a complementary business fit.
     Upon closing of the transaction, two J.P. Morgan executives, Ramon de Oliveira, chairman of the firm's Asset Management Services business, and Edward J. Kelly III, managing director, will join American Century's board of directors. J.P. Morgan will have certain management rights and an option to increase its equity interest. However, James E. Stowers Jr., the founder of American
Century, and his family will retain voting control. The transaction is expected to close in four to six months, pending approval by each firm's board of directors and by U.S. regulatory authorities.
     J.P. Morgan asset management chief Ramon de Oliveira said, "This is a tremendous growth opportunity for both firms.
Together, we can offer a full array of investment services to both institutions and individuals. It's particularly important that the two corporate cultures mesh well, as do product mix and investment strategies. We are structuring the business partnership to move quickly on opportunities, capitalizing on our respective knowledge and resources without the disruption of major consolidation. And we respect and value American Century's tradition of independent thinking, which will be critical to the success of our initiatives over time."
     American Century President and Chief Operating Officer
William M. Lyons said, "The partnership with J.P. Morgan allows us to maintain our independence, which supports our strong position in the retail mutual fund channel, while we combine resources to capture more opportunities in institutional channels. Together we are joining forces to help the growing ranks of investors around the world achieve their financial goals."
     The joint initiative to market defined contribution plans to corporate pension plan sponsors in the United States will be co-led by Robert Birnbaum of J.P. Morgan and Tom Kmak of American
Century. Defined contribution plans are retirement savings plans in which employees typically invest regularly in commingled or mutual funds. About 22 percent of U.S. retirement assets are now managed through defined contribution plans, with assets managed through these plans projected to continue growing at double-digit rates.
Another initiative, to be led jointly by George Gatch of J.P. Morgan and Brian Jeter of American Century, involves mutual fund sales to financial intermediaries and institutional investors. Each firm intends to offer its clients the investment products of the other firm, in addition to its own.
     J.P. Morgan is a global financial services firm that has built an international reputation for excellence in serving the critical financial needs of corporations, governments, institutions, and individuals. Today, Morgan has offices in 33 countries and provides an integrated range of advisory, financing, trading, investment, and related capabilities for a diverse and growing clientele.
     Asset management and servicing is one of J.P. Morgan's five global business sectors. For more than half a century, Morgan has ranked among the preeminent managers of investment assets for institutional retirement plans. For more than 10 years, J.P.
Morgan has ranked among the top 10 investment managers in the U.S.
in surveys conducted by Institutional Investor magazine.
     American Century Investments, which was formed as a result of the merger of Twentieth Century Mutual Funds and The Benham
Group, serves more than 2 million individual and institutional investors. James E. Stowers Jr., founder of Kansas City, Missouri-based Twentieth Century in 1958, serves as company chairman. The Benham
Group founder James M. Benham is vice chairman and director of the fund family. The majority of the company's 2,200 employees are based in Kansas City, Missouri; Mountain View, California; Denver; and Greenwich, Connecticut.
     In January 1997, on the heels of the company's name change, American Century realigned its approximately 70 funds into three fund groups: the Benham Group (bond and money market funds), the American Century Group (asset allocation, balanced, specialty and moderate-risk equity funds), and the Twentieth Century
Group (domestic and international growth stock funds).